Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and between

ROSEY SEA HOLDINGS LIMITED

and

IRON HORSE ACQUISITIONS CORP.

dated as of September 27, 2024

i

ii

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of September 27, 2024 (this “Agreement”), is made and entered into by and between (i) Iron Horse Acquisitions Corp., a Delaware corporation (“Acquiror”), and (ii) Rosey Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”). Capitalized terms used but not otherwise defined shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Seller is the owner of record and beneficially of one hundred percent (100%) of the issued and outstanding capital stock of Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Company”). Other than the capital stock of the Company owned by Seller, no other securities of the Company are issued and outstanding and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any securities of the Company;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), as applicable, each Company Share (as defined below) issued and outstanding immediately prior to the Closing Date (as defined below) shall be transferred to the Acquiror in exchange for the right of Seller to receive, such number of newly issued shares of Acquiror Common Stock as determined in accordance with this Agreement. Upon the completion of the transaction contemplated herein, the Company (including its subsidiaries) shall become the direct wholly owned subsidiary of the Acquiror;

WHEREAS, in exchange for the transfer and delivery of the Company Shares (as defined below), Seller will receive at the Closing (as defined below) certain number of shares of Acquiror Common Stock (as defined below), as may be issued and adjusted in accordance with this Agreement and the Acquiror Governing Documents (as defined below);

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller, Acquiror and the Company will enter into a voting and support agreement in form and substance mutually agreeable to Acquiror, Seller and the Company (the “Shareholder Support Agreement”), pursuant to which, among other things, Seller (a) will agree that it will not transfer and will vote its Company Shares in favor of this Agreement (including by execution of a written consent) and the Transactions (as defined below), and (b) will agree that it will take such other actions as may be necessary to further Seller’s performance of this Agreement and consummation of the Transactions;

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller, Acquiror, and Sponsor will enter into a voting support agreement in form and substance mutually agreeable to Acquiror, Seller and the Company (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor will agree that it will not transfer and will vote its shares of Acquiror Capital Stock (as defined below) or any additional shares of Acquiror Capital Stock that it acquires prior to the Acquiror Stockholder Meeting (as defined below) in favor of this Agreement and the Transactions and each of the Transaction Proposals (as defined below);

WHEREAS, as a material inducement to Acquiror to enter into this Agreement and consummate the Transactions, each of the principal company executives and employees listed on Section 1 of the Seller Disclosure Letter will enter into an executive employment agreement to take effect upon the Closing;

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller will entered into a lock-up agreement with Acquiror in form and substance mutually agreeable to Acquiror and Seller (the “Lock-Up Agreement”) pursuant to which, among other things, Seller will agree that it will not sell, for the period set forth in the Lock-Up Agreement, the Acquiror Common Stock it receives under this Agreement;

WHEREAS, at Closing, Acquiror and Seller will enter into a registration rights agreement, in form and substance mutually agreeable to Acquiror and Seller, pursuant to which, among other things, Acquiror will agree to provide Seller with certain rights relating to the registration for resale of the Acquiror Common Stock received under this Agreement; and

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”) and the board of directors of Seller (the “Seller Board”) has (a) determined that it is fair to, advisable for and in the best interests of Acquiror or Seller, as applicable, and its respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Seller and Acquiror agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Bylaws” means the amended and restated bylaws of Acquiror in effect immediately prior to the Closing Date, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated December 26, 2023, as amended and/or restated from time to time.

“Acquiror Common Stock” means common stock of Acquiror, par value $0.0001 per share.

“Acquiror Disclosure Schedule” means the disclosure schedule to be delivered by the Acquiror to the Seller in connection with the execution and delivery of this Agreement.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of Acquiror or (b) the ability of Acquiror to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, business, securities or financial market conditions generally; (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (vi) any matter as of the date of this Agreement to the extent expressly set forth on the Acquiror Disclosure Letter; (vii) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (vii)) of, the Company; (viii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (ix) any Events that are cured by Acquiror prior to the Closing; or (x) any worsening of the Events referred to in clauses (ii), (iv), (v) or (viii)) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (i), (ii), (iv), (v) and (viii), any such Event to the extent it disproportionately affects Acquiror relative to other participants in the industries in which Acquiror operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $$0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder” means any holder of any shares of Acquiror Capital Stock.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at the Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) Transfer Taxes (iii) any deferred Sponsor and other advisor expenses, and (iv) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquisition Proposal” means, as to Seller and Acquiror, other than the Transactions and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means, (a) as to the Company, a transaction concerning the sale or transfer of (i) all or any material part of the business or assets of the Company Entities, taken as a whole, or (ii) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Company Entity, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (b) as to Acquiror, a transaction (other than the Transactions) involving the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreement, and (d) the Acquiror Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in the Acquiror Governing Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Articles” means the amended and restated articles of association of the Company adopted on April 18, 2024.

“Company Entities” means, collectively, the Company and its Subsidiaries and “Company Entity” means any one of the Company Entities.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (a) Owned Intellectual Property and (b) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Company Entities, taken as a whole or (b) the ability of the Company Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, business, securities, or financial market conditions generally; (iii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any action or omission of a Company Entity taken pursuant hereto or thereto or in contemplation thereof; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures, any Permitted COVID-19 Measures or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (vi) any failure in and of itself of any Company Entities to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (vii) any Events generally applicable to the industries or markets in which the Company Entities operate; (viii) any matter existing as of the date of this Agreement to the extent expressly set forth on the Seller Disclosure Letter (as defined below); (ix) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.2, unless otherwise agreed by Acquiror to be subject to this exception (ix)) of, Acquiror; (x) any Events that are cured by the Company prior to the Closing; (xi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (xii) any worsening of the Events referred to in clauses (ii), (iv), (v), (vii) or (xi) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (i), (ii), (iv), (v) and (vii), any such Event to the extent it disproportionately affects the Company Entities, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate, shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the amended and restated memorandum of association of the Company adopted on April 18, 2024.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares of the Company as defined in the Company Memorandum.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (a) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (b) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (c) an attacker obtains or otherwise gains access to (without necessarily obtaining) sensitive data (including Personal Information) and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (d) a user provides or exposes sensitive information (including Personal Information) to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Company Entities or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Company Intellectual Property, whether existing or being developed.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Company Entities and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or local equivalent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Seller Disclosure Letter or the Acquiror Disclosure Letter (as defined below).

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fully Diluted Company Shares” means the total number of issued and outstanding Company Shares as of immediately prior to the Closing Date, determined on a fully diluted basis. As of the date hereof, there is one (1) Fully Diluted Company Share.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that governs its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its certificate of incorporation and memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (“PCBs”), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Company Entities and used in their business as currently conducted.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Company Entities or to which the Company Entities otherwise have a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Company Entities.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Nasdaq” means the Nasdaq Stock Market LLC.

“NDA” means the mutual confidentiality agreement entered into between Acquiror and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (b) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company Entities.

“Owned Real Property” means all real property owned in fee simple by any of the Company Entities.

“Parties” means the parties to this Agreement.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (i) not yet due and payable or that are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or that are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part, and (iv) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate, up-to-date survey would show, in each case of clauses (i)-(iv), that do not materially interfere with the present use of the Leased Real Property, (e) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company Entities, (j) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company Entities, (k) Liens identified in the Company Financial Statements, (l) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, (m) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Company Entities, and (n) Liens existing on the date hereof and listed on Section 3.7 of the Seller Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means: (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information (including sensitive personal data or information as defined under applicable Law) that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Laws” means (a) all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident or breach notifying requirements, (b) all Laws relating to spam, direct marketing, or unsolicited electronic communications and (c) similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority pursuant to (a) and (b).

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement (as defined below) and that shall be a proxy statement of Acquiror with respect to the matters to be submitted to the Acquiror Stockholders at the Acquiror Stockholder Meeting (as defined below).

“Real Property Leases” means leases, lease guaranties, subleases, licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to the Company Entities, including all amendments and modifications thereof (excluding any such agreements for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases).

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Remedial Action” means all action required under applicable Laws: (a) to clean up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (b) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (c) to perform pre-remedial studies, investigations or monitoring in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

"Seller Articles” means the articles of association of the Seller in effect at Closing.

“Seller Governing Documents” means, collectively, the Seller Memorandum and the Seller Articles.

“Seller Memorandum” means the memorandum of association of the Seller in effect at Closing.

“Seller Transaction Expenses” means any out-of-pocket fees and expenses payable by Seller, any of the Company Entities or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of Seller or the Company Entities at or after the Closing pursuant to any agreement to which any of Seller or the Company Entities is a party prior to the Closing that become payable (including if subject to continued employment) as a result of the execution of this Agreement or an Ancillary Agreement or the consummation of the Transactions; and (c) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Sponsor” means Bengochea SPAC Sponsors I LLC.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, each of transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Other Definitions.

Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	8.2(b)(ii)
Acquiror Common Stock	Recitals
Acquiror Cure Period	10.1(g)
Acquiror Deal Communications	11.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Financing Certificate	2.1(b)
Acquiror Modification in Recommendation	8.2(b)(ii)
Acquiror Non-Recourse Party	11.16(b)
Acquiror Promissory Note	11.6
Acquiror SEC Filings	4.12
Acquiror Stockholder Meeting	8.2(b)(i)
Additional SEC Reports	7.4
Adjusted Consideration	2.3
Agreement	Preamble
Agreement End Date	10.1(f)
Anti-Money Laundering Laws	3.25
BVI Act	Recitals

Closing	2.5
Closing Date	2.5
Company	Preamble
Company Advised Parties	11.18(e)
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Certificates	2.1(c)
Company Deal Communications	11.18(f)
Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Unaudited Financial Statements	3.4(a)
Consideration	2.3
D&O Indemnified Parties	6.4(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
ERISA	3.21(a)
Exchange	2.2(a)
Exchange Agent	2.1(c)
FCPA	3.24
General Release	2.6(a)(vi)
Interim Period	6.2
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)

Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.13
Lease Terminations	3.8(a)(v)
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Prior Acquiror Counsel	11.18(a)
Prior Seller Counsel	11.18(e)
Privacy Policies	3.6(l)
Privileged Acquiror Deal Communications	11.18(b)
Privileged Company Deal Communications	11.18(f)
Public Stockholders	11.1
Q1 Financial Statements	6.7(a)
Q2 Financial Statements	6.7(a)
Q3 Financial Statements	6.7(b)
Registration Statement	8.2(a)(i)
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Released Claims	11.1
Seller Cure Period	10.1(f)
Seller Disclosure Letter	Article III
Seller Non-Recourse Party	11.16(b)
Seller Transaction Documents	2.6(a)(i)
Seller Transaction Expenses Certificate	2.1(a)
Shareholder Support Agreement	Recitals
Sponsor Support Agreement	Recitals

Stockholder Certificates	2.1(c)
Stockholder Litigation	8.5
Terminating Acquiror Breach	10.1(g)
Terminating Seller Breach	10.1(f)
Top Customers	3.29(c)
Top Vendors	3.29(a)
Transaction Proposals	8.2(b)(i)
Trust Account	11.1
Trust Agreement	4.13
Trustee	4.13

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Seller Disclosure Letter, and (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.3(b) of the Acquiror Disclosure Letter, in each case as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Seller Transaction Expenses Certificate. No later than three Business Days prior to the Closing Date, Seller shall provide to Acquiror a written report setting forth a list of all of the Seller Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Seller Transaction Expenses Certificate”).

(b) Acquiror Financing Certificate. As soon as reasonably practicable (but in any event no later than one Business Day) prior to the Closing Date, Acquiror shall deliver to Seller written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the Acquiror Share Redemption; (ii) a written report setting forth a list of all of the Acquiror Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (iii) deferred IPO fees, and (iv) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to Acquiror to be repaid on the Closing Date pursuant to Section 2.5(c) (the “Acquiror Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect Acquiror’s ability to be reimbursed (and any invoices to the Acquiror to be paid) for any Acquiror Transaction Expenses incurred after the delivery of the Acquiror Financing Certificate.

(c) Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to Seller (the “Exchange Agent”) for the purpose of verifying the cancellation of certificates (where share certificates were issued) representing (or, in the case of Acquiror, book entries recording ownership of) (i) Company Shares (“Company Certificates”) and (ii) exchanging such Company Shares for shares of Acquiror Common Stock.

Section 2.2 The Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Seller shall sell to Acquiror, and Acquiror shall purchase from Seller, free and clear of any and all Liens, all of the issued and outstanding Company Shares and in exchange, the Acquiror shall issue and cause the Exchange Agent to deliver to Seller such number of shares of Acquiror Common Stock determined in accordance with the provisions of Section 2.3 below (the “Exchange”). Upon completion of the Transactions, the Company shall be a wholly owned subsidiary of Acquiror.

(b) At or prior to the Closing, Seller shall surrender and deliver to the Exchange Agent all of the Company Certificates and deliver such other documents reasonably requested by the Acquiror or the Exchange Agent, including without limitation, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and Acquiror.

Section 2.3 Consideration. The number of newly issued shares of Acquiror Common Stock issuable to Seller in connection with the Exchange shall be 47,888,000 shares of Acquiror Common Stock (the “Consideration”), which assumes one hundred percent (100%) Acquiror Share Redemption. As such, the Consideration may be adjusted at the Closing based on Acquiror Share Redemption where the Consideration shall be reduced one-for-one by the number of shares of Acquiror Common Stock that the holders of which have not elected to redeem (the “Adjusted Consideration”). By way of example only and not intended to be indicative of the actual Consideration or Adjusted Consideration:

Percentage of Acquiror Share Redemption	Consideration / Adjusted Consideration
100%	47,888,000
50%	44,438,000
10%	41,678,000
0%	40,988,000

Section 2.4 Organizational Documents.

(a) Seller Governing Documents. The Seller Governing Documents shall be in the form attached hereto as Exhibit E, until amended in accordance with applicable Law.

(b) Acquiror Governing Documents. On the Closing Date, the Acquiror Governing Documents shall be, and the Parties shall take or cause to be taken all action required to cause the Acquiror Governing Documents to be, amended and restated in form and substance mutually agreeable to Acquiror, Seller and the Company.

Section 2.5 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date that is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and Seller in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.6 Closing Deliverables.

(a) At the Closing, Seller will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying (A) that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled, (B) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of the Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents contemplated hereby to be delivered in connection with this Agreement or at the Closing to which Seller and the Company are a party (collectively, the “Seller Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (C) the names, titles, and signatures of the officers of the Seller authorized to sign this Agreement and the other Seller Transaction Documents, and (D) that attached thereto are true and complete copies of the Seller Governing Documents, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(ii) copies of the written resignations of all of the directors and officers of each Company Entity effective as of the Closing Date;

(iii) copies of all of the books, records, minutes, approvals, waivers or consents, including without limitation, those called for by Section 9.2(d), if any;

(iv) a good standing certificate (or its equivalent) for the Seller and the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which each is organized and each jurisdiction where the Seller and the Company is each qualified, registered, or authorized to do business;

(v) if any of the Company Shares are represented by certificates, such certificates (duly endorsed for transfer by Seller or accompanied by duly executed transfer powers of the Seller), and otherwise an assignment of the Company Shares in form reasonably satisfactory to Acquiror;

(vi) a general release of all claims in favor of the Company, duly executed by Seller, substantially and materially in the form and content reasonably satisfactory to Acquiror (the “General Release”); and

(vii) all other documents, instruments and writings which are reasonably requested by Acquiror to be delivered by Seller and the Company at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Acquiror will deliver or cause to be delivered to Seller (i) a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled, and (ii) a duly executed consulting agreement between Acquiror and each of the Persons listed in Schedule 2.6(b) of the Acquiror Disclosure Letter, which consulting agreement is in form and substance reasonable acceptable to Seller.

(c) On the Closing Date, (i) Seller shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Seller Transaction Expenses as set forth in the Seller Transaction Expenses Certificate pursuant to Section 2.1(a), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Financing Certificate pursuant to Section 2.1(b).

(d) At the Closing, Acquiror shall repay or cause to be repaid in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

(e) At the Closing, Acquiror shall deposit, or cause to be deposited, a copy of the register of stockholders of Acquiror with the Exchange Agent updated to reflect, at the Closing Date, the issuance of the Consideration or Adjusted Consideration, as applicable, issuable to Seller in accordance with this Agreement. Subject to the terms and conditions of the Consideration or the Adjusted Consideration, as applicable, shall be duly issued to Seller as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror as follows, except as set forth in the disclosure letter to be delivered to Acquiror by Seller subsequent to the date of this Agreement (the “Seller Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Seller Disclosure Letter in accordance with Section 11.9).

Section 3.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Seller is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto.

(b) The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver the Ancillary Agreements to which it is or will be a party, if any, and to perform its obligations pursuant thereto. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to Acquiror accurate and complete copies of the Company Governing Documents and the governing documents of each other Company Entity, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Seller Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares that the Company is authorized to issue is 50,000 shares with one (1) ordinary share being issued and outstanding on the date hereof.

(c) All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d) Except as set forth on Section 3.2(d) of the Seller Disclosure Letter, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares.

(e) Except as set forth on Section 3.2(e) of the Seller Disclosure Letter or the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share numbers contained in this Section 3.2.

(f) The only Company Shares that will be outstanding immediately after the Closing will be such Company Shares owned by Acquiror following the consummation of the Transactions.

Section 3.3 Due Authorization.

(a) All corporate action on the part of Seller necessary for the (a) authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of Seller’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(b) All corporate action on the part of each of the Company Entities necessary for the (a) authorization, execution and delivery by the Company of this Agreement and/or the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of the applicable Company Entity, enforceable against such Company Entity in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) Seller has made available to, or caused the Company to make available to Acquiror, the consolidated statement of financial position of the Company Entities as of June 30, 2024, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended (collectively, the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and (to the extent required in accordance with Section 6.7(b)) the Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Unaudited Financial Statements, and upon Closing, the Company Audited Financial Statements, including any related notes, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Company Entities as of the dates and during the periods indicated. The Company Unaudited Financial Statements have been, and, upon Closing, the Company Audited Financial Statements will have been, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has procedures in place designed to reasonably ensure that material information relating to the Company Entities (including any fraud that involves management or other employees who have a significant role in the internal control of the Company Entities) is made known to the management of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since January 1, 2022, neither the Company nor, to the knowledge of the Company, any Representative of any of the Company Entities has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Company Entities with respect to the Company’s financial reporting or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the knowledge of the Company, since January 1, 2022, no attorney representing any of the Company Entities, whether or not employed by any of the Company Entities, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Company Entities or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of the Company’s Subsidiaries or any committee thereof or to any director or officer of any of the Company Entities.

(d) Since January 1, 2022, none of the Company Entities has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Seller Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the Company Unaudited Financial Statements or as set forth in Section 3.4(d) of the Seller Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Seller Disclosure Letter lists all Contracts to which any Company Entity is a party, by which any Company Entity is bound or to which any Company Entity or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the Company Entities of $250,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) each Real Property Lease;

(iv) Contracts with Top Vendors (as defined below) or Top Customers (as defined below);

(v) any IP Licenses (as defined below) required to be listed on Section 3.6(f) of the Seller Disclosure Letter;

(vi) Contracts with any Governmental Authority;

(vii) Contracts that: (A) will remain in effect immediately following the Closing and limit the right of any Company Entity to engage in any line of business or in any geographic area, or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Company Entity; or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Company Entity;

(viii) Contracts between (A) on the one hand, any of the Company Entities, and (B) on the other hand, any Company Shareholder;

(ix) Contracts that in the Company’s determination would be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

(x) any collective bargaining agreement or similar Contracts with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Company Entity;

(xi) any Contracts (including employment agreements, compensation agreements and agreements containing non-competition, non-solicitation, confidentiality or similar covenants) with any employees, Contract Workers, officers or directors of any Company Entity that exceeds $200,000 in value; or

(xii) any Contracts with any employees, Contract Workers, officers or directors of any Company Entity that provides for severance, retention, bonus, retirement or other similar payments or benefits, other than as required by applicable Law.

(b) True, correct and complete copies of the Contracts listed on Section 3.5(a) of the Seller Disclosure Letter have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Material Contracts are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Company Entities (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Material Contract.

(d) Since January 1, 2022, none of the Company Entities has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, shares or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel and other business expenses.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Seller Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property that is Registered IP, in each case, (i) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (ii) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) Except as set forth on Section 3.6(b) of the Seller Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Company Entities is a party with respect to any material Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Company Entities.

(d) The Company Entities (i) are the sole and exclusive owner of, and possess all right, title and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Company Entities in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Company Entities as conducted prior to the Closing. The Company Entities have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Company Entities, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Seller Disclosure Letter, none of the Company Entities is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e) All of the Owned Intellectual Property that is material to the business of the Company Entities, including any and all registrations, issuances and applications thereof, is enforceable, subsisting and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company Entities, and all filings related thereto have been duly made. The Company Entities have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f) Section 3.6(f) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Company Entities use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $50,000) or (ii) pursuant to which the Company Entities have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, Acquiror either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Company Entities or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company Entities or, to the knowledge of the Company, the other parties thereto under any IP License. The Company Entities are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract that, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Company Entities have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) To the Company’s knowledge, neither the operation and conduct of the business of the Company Entities (including company products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2022, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Transactions will not cause the operation and conduct of the business of the Company Entities, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2022, none of the Company Entities has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Company Entities has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Company Entities have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Company Entities or used by the Company Entities in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Company Entities in any Licensed Intellectual Property.

(h) Except as described in Section 3.6(h)(1) of the Seller Disclosure Letter, the Company Intellectual Property is sufficient for the Company and its Affiliates to carry on the business in all material respects as presently carried on by Company Entities, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Seller Disclosure Letter, upon the Closing, the Company Entities will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Company Entities enjoyed immediately prior to the Closing.

(i) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material defects, (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software and (v) comply with applicable standards and regulations wherever located. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j) Except as set forth on Section 3.6(j) of the Seller Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Company Entities has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Company Entities, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k) Except as set forth on Section 3.6(k) of the Seller Disclosure Letter, since January 1, 2022, to the Company’s knowledge, no Computer Security Incident has occurred involving any of the Company Entities or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Company Entities implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Company Entities implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l) Section 3.6(l) of the Seller Disclosure Letter identifies all relevant privacy policies regarding the Processing of Personal Information by or on behalf of the Company Entities (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to Acquiror.

(m) The Company Entities have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any data security incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. The Company Entities have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Company Entities are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n) No Actions are pending or, to the knowledge of the Company, threatened against any of the Company Entities relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors, Affiliates and other Persons whose relationship with the Company Entities involves the relevant service provider, vendor, Affiliate or other Person Processing any Personal Information on behalf of the Company Entities and, where required, such agreements comply with Privacy Laws applicable to the Company Entities.

(o) The Company Entities have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Company Entities. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Company Entities, including those used in connection with the business of the Company Entities by any Person, (ii) no employee, agent or other Contract Worker of the Company Entities has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Company Entities and (iii) no employee, agent or other Contract Worker of the Company Entities is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Company Entities.

(p) Each current and former employee of the Company Entities who works or worked in connection with any part of the business of the Company Entities, and each current and former Contract Worker who provides or provided services to the Company Entities, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company Entities all right, title and interest in and to all Intellectual Property developed during the term of such employee’s employment or such Contract Worker’s work for the Company Entities, except to the extent that the Company Entities have acquired rights to such Intellectual Property by operation of Law, and has waived or agreed not to exercise all moral rights therein to the extent applicable and legally permissible.

Section 3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Seller Disclosure Letter, each of the Company Entities has good and marketable title to, or a valid leasehold interest in or license or right to use, its material properties and assets, including the Company Intellectual Property, used or held for use in the operation of its business as currently conducted, in each case (other than with respect to leased properties, which is addressed below) free and clear of any Lien, other than Permitted Liens. With respect to any such leased properties and assets, each of the Company Entities is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Company Entities (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Company Entities, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Company Entities to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) Section 3.8(a) of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property, including the name(s) of the Company Entity party to such Real Property Lease, the name of the landlord for such Real Property Lease, the location and physical address for such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease, any security deposits or letters of credit for such Real Property Lease, the square footage for any such Real Property Leases that exceed 10,000 square feet, the commencement date, rental payment start date and expiration date for such Real Property Lease, and any extension rights for such Real Property Lease. Except as disclosed in Section 3.8(a) of the Seller Disclosure Letter, as of the date of this Agreement, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the applicable Company Entity party thereto. With respect to each parcel of Leased Real Property, as of the date of this Agreement:

(i)   the Company or another of the Company Entities holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens;

(ii) the Company Entities have delivered or made available to Acquiror true, correct and materially complete copies of all Real Property Leases, and none of such Real Property Leases have been amended or modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered or made available to Acquiror;

(iii) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity’s possession and quiet enjoyment of the Real Property under such Real Property Leases has been materially disturbed, and, to the knowledge of the Company Entities, there are no material disputes with respect to such Real Property Leases;

(iv) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity has knowledge of, nor has received any written notice of, any default or breach by the applicable Company Entity under any of the Real Property Leases that remains uncured or outstanding;

(v) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity is engaged in negotiations to terminate any of the Real Property Leases. In connection with any mutual termination of the Real Property Leases by the Company or applicable Subsidiary party to such Real Property Lease and the landlord for such Real Property Lease (“Lease Terminations”) within the 12 months immediately preceding the date of this Agreement, the Company has obtained valid and binding written agreements from the lessor party to such Real Property Leases, and true and correct copies of all agreements related to such Lease Terminations have been delivered or made available to Acquiror. As of the date of this Agreement, (A) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no termination payments by any Company Entity required under the Lease Terminations are due and payable, and (B) Section 3.8(a) of the Seller Disclosure Letter sets forth a true and correct list of all termination payments by the Company Entities required under the Lease Terminations that are not yet due and payable; and

(vi) each Company Entity has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(b) No Company Entity is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Seller Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c) Section 3.8(c) of the Seller Disclosure Letter lists the street address of each parcel of Owned Real Property, including the name of the applicable owner. With respect to the Owned Real Property, the Company Entities have delivered or made available to Acquiror true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Company Entity acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property.

(d) The Company Entities have good, valid and marketable fee simple title to all Owned Real Property. All such properties and assets are free and clear of Liens except for Permitted Liens.

(e) All buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property are in reasonable operating condition and repair in all material respects.

(f) The use and operation of the Real Property in the conduct of the Company Entities’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company Entities.

(g) To the knowledge of the Company Entities, there is no pending condemnation, eminent domain or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. No written notice of such a proposed condemnation has been received by any Company Entity.

(h) As of the date of this Agreement, the Real Property comprises all of the material real property used in the Company Entities’ business (excluding any real property used for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases) and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have all necessary governmental licenses, authorizations, permits and permissions used in or relating to such Real Property or the Company Entities’ operations at such Real Property. With respect to each parcel of Real Property, except as set forth on Section 3.8(h) of the Seller Disclosure Letter, as of the date of this Agreement:

(i) since January 1, 2022, no Company Entity has received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Real Property or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to adversely affect, or disrupt, the ordinary course operation of the business of the occupants of such Real Property except as would not reasonably be expected to result in a Company Material Adverse Effect;

(ii) except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which any Company Entity has granted to any party or parties the right of use or occupancy of any portion of the Real Property pursuant to which the Company receives more than $250,000 per calendar year in connection with such agreement;

(iii) except for this Agreement, there exists no contract, agreement or commitment to purchase by a third party all or any portion of the Owned Real Property;

(iv)   no Company Entity has received written notice from any Governmental Authority of any violation by it of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, except as would not reasonably be expected to result in a Company Material Adverse Effect;

(v) there exist no pending or, to the knowledge of the Company Entities, threatened in writing, Actions against any Company Entity or the Owned Real Property that would, if determined adversely to any Company Entity, materially and adversely affect the applicable Company Entity’s operations at such Real Property or such Company Entity’s ability to perform its obligations under this Agreement; and

(vi) no Company Entity is subject to any claims of any unpaid brokerage fees, finders’ fees or other commission with respect to the Real Property that are delinquent or overdue as of the date of this Agreement.

Section 3.9 Environmental Matters.

Except as set forth in Section 3.9 of the Seller Disclosure Letter:

(a) (i) except for matters that have been fully resolved, each Company Entity has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Company Entity is responsible for such compliance;

(b) each Company Entity possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Company Entity have been made available to Acquiror;

(c) no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Company Entity on, in, under or from the Real Property except in compliance with all Environmental Laws and Environmental Permits;

(d) there are no underground storage tanks, asbestos, asbestos-containing materials, PCBs or PCB wastes located, contained, used or stored at or on any Real Property for which any Company Entity is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(e) no Company Entity has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(f) there are no acts by any Company Entity that have given rise to any material liability under Environmental Laws;

(g) no Company Entity has received written notice that any Hazardous Materials generated by any Company Entity or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(h) no Company Entity nor, to the Company’s knowledge, any of their respective predecessors, has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(i)   no Company Entity has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to: (i) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (ii) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(j)   the Company has made available to Acquiror all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company or any Company Entity within the last 10 years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Company Entity at, in, on or under the Real Property; and (ii) a copy of any environmental investigation or assessment of the Real Property conducted by the Company or any Company Entity or any environmental consultant engaged by any of them within the past five years; and

(k) the Real Property is not subject to any Lien for which any Company Entities is responsible securing the costs of any Remedial Action arising under Environmental Laws.

Section 3.10 Compliance with Other Instruments. None of the Company Entities is in material violation of any term of its Governing Documents. None of the Company Entities is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Seller Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Company Entities is a party or by which any of the Company Entities’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Company Entities is in compliance with, and since January 1, 2022, has been in compliance with, all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities. Since January 1, 2022, none of the Company Entities has received any written notice from a Governmental Authority of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Absence of Changes. Since the date of the most recent Company Unaudited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Company Entities have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements and the Transactions and transactions in connection with Company Shares and related agreements and Indebtedness, the terms of which have been made available to Acquiror), and (c) none of the Company Entities has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $50,000 individually or $250,000 in the aggregate to any Person other than any of the other Company Entities other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Seller Disclosure Letter, as of the date of this Agreement: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened, against any of the Company Entities or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Company Entities to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Company Entity, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Company Entities is a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by any of the Company Entities currently pending or that any of the Company Entities currently intends to initiate, except in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Each of the Company Entities has in full force and effect insurance policies and bonds as described in Section 3.14 of the Seller Disclosure Letter (the “Insurance Policies”) that cover such risks and are in such types and amounts as are reasonable for the businesses of the Company Entities and as required by contracts and Law. True, correct and complete copies of the Insurance Policies have previously been made available to Acquiror in the virtual data room. No Insurance Policies, or their predecessors, are written on the basis of a retrospective premium, audited premium, captive insurer or reinsurer, fronting policy or similar basis to any of the foregoing. All premiums for the Insurance Policies and their predecessors have been paid, and no written notice of cancellation or termination has been received by any of the Company Entities with respect to any Insurance Policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to a Company Entity may exceed $150,000 in the aggregate.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by Acquiror in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Company Entities is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) any necessary filings under the HSR Act and (iv) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Permits. Each of the Company Entities has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Entities is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Seller Disclosure Letter and other than with respect to actions contemplated by the Transactions, this Agreement and the Ancillary Agreements, (a) none of the Company Entities is presently under any obligation and has not granted any rights to register under the Securities Act the offer and sale any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Company Entities has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders. Except as set forth in Section 3.18 of the Seller Disclosure Letter, none of the Company Entities has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company Entities, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement, or the Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Seller Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) no director, officer or employee of any of the Company Entities or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Company Entities, nor are any of the Company Entities indebted (or committed to make loans or extend or guarantee credit) to any Related Party;

(b) to the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Company Entities is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Company Entities, not including any equity of publicly traded companies that may compete with any of the Company Entities; and

(c) no Related Party is directly or indirectly interested in any Contract with any of the Company Entities, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) employment with, or the provision of services to, a Company Entity entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation).

Section 3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Company Entities is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, labor management council or similar employee representative group, and, to the Company’s knowledge, no labor union, labor management council or similar employee representative group has requested or has sought to represent any of the employees of any of the Company Entities. There is no strike or other labor dispute involving any of the Company Entities pending, or to the Company’s knowledge, threatened, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Company Entities.

(b) To the Company’s knowledge, no officer, management employee or any group of management employees intends to terminate their employment with any of the Company Entities, nor does any of the Company Entities have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Company Entities is currently providing full-time services to the conduct of the business of each of the Company Entities. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Seller Disclosure Letter, the employment of each officer, employee and Contract Worker of each of the Company Entities is terminable by each of the Company Entities pursuant to applicable Law and no such individual is entitled to any compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer, employee or Contract Worker is employed.

(d) Except as expressly set forth in the Seller Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Company Entities have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Company Entities, each of the Company Entities is in compliance, and since January 1, 2022, has complied in all material respects with all applicable labor and employment Laws, including equal employment opportunity, wage and hour, compensation, overtime requirements, classification of employees and independent contractors (or other Contract Workers) (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation and the withholding and payment of all applicable Taxes, and COVID-19 Measures related to employment, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) The Company Entities have since January 1, 2022, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or Contract Workers who have performed services for or on behalf of any of the Company Entities and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Company Entity in accordance with such classifications.

(g) Set forth on Section 3.20(g) of the Seller Disclosure Letter is a complete and accurate list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement and separately for each Company Entity, of all their employees including for each such employee his or her: (i) name (redacted where required by applicable Laws); (ii) employing entity; (iii) job title; (iv) location; (v) date of hire (or date of recognized seniority if earlier); (vi) status as a full-time or part-time employee; (vii) base salary or wage rate; (viii) whether the position is classified by the applicable Company Entity as exempt from overtime pay (as applicable under local Laws); (ix) 2021 bonus or commission; (x) 2022 bonus or commission opportunity; (xi) the application of any applicable modern awards (for employees located in Australia); and (xii) whether the employee is not actively at work for any reason other than vacation, and the reason for such absence, as of the date of this Agreement.

(h) Set forth on Section 3.20(h) of the Seller Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Company Entity, of all individuals who perform services for any of the Company Entities as a Contract Worker (including for the avoidance of doubt, as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern), including for each such individual his or her name (redacted where required by applicable Laws), services performed, and rate of compensation (if any), and location at which such individual performs services for such Company Entity.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened, involving any employee or Contract Worker. To the knowledge of the Company there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries, (v) whistleblower retaliation against the Company or (vi) wage and hour laws, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before any Governmental Authority.

Section 3.21 Employee Benefit Plans.

(a) The Company has made available to Acquiror in the virtual data room each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) any other employee or compensatory benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, or other individual services agreement (except as those providing for notice, severance or other termination indemnities no greater than required by applicable Laws pursuant to form employment agreements provided by the Company), which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Company Entities, or to which any of the Company Entities contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Company Entities or their spouses, beneficiaries or dependents, or with respect to which any of the Company Entities has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Company Entities. None of the Company Entities has communicated to present or former employees of any of the Company Entities, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third-party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports filed with any applicable Governmental Authority with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by any Governmental Authority with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and, to the knowledge of the Company, no Event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Company Entities.

(d) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, Contract Workers or directors of any of the Company Entities (or any spouse, beneficiary or dependent thereof), other than as required by applicable Law.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Company Entities that could subject any Company Benefit Plan, any of the Company Entities, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability penalty, Tax or fine under applicable Laws, including liability for a breach of fiduciary duty, or which could result in the imposition of a Lien on the assets of any of the Company Entities.

(f) None of the Company Entities nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under or with respect to (i) a pension plan that as per Title IV of ERISA (whether or not subject to ERISA) or any other defined benefit pension plan or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA, whether or not subject to ERISA) at any time.

(g) With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit (nor has written notice been received of a potential investigation or audit) by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Company Entities (other than the Company or one of its Subsidiaries) that could subject any of the Company Entities, Acquiror or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, or that could result in the imposition of a Lien on the assets of any of the Company Entities.

(i)   Except as set forth in Section 3.21 of the Seller Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Company Entities to any severance pay or any other compensation payable by any of the Company Entities, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Company Entities or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance with all applicable Laws.

(k) None of the Company Entities has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Company Entities for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

(l)   The Company Entities and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) (whether or not subject to ERISA) is in compliance with applicable Laws. No event has occurred and no condition or circumstance exists that could subject any of the Company Entities or any Company Health Plan to material penalties, fines or Taxes under applicable Laws.

(m)    None of the Company Entities has hired or engaged any employees or Contract Workers, or established, adopted, sponsored, contributed to or maintained any Company Benefit Plan, in the United States or United States territory, at any time.

Section 3.22 Tax Matters. Each of the Company Entities has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Company Entities has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Company Entities is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Company Entities has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Company Entities has withheld or collected from each payment made to or received from its employees, independent contractors, shareholders, customers or other parties, all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Company Entities (a) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated or (b) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Company Entities. None of the Company Entities has been a member of an affiliated, consolidated, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than another Company Entity), as a transferee or successor, or by contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course and not primarily relating to Taxes). None of the Company Entities is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.

Section 3.23 Books and Records. The minute books of each of the Company Entities contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the applicable Subsidiary’s shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the applicable Subsidiary’s board of directors (or similar governing body), as applicable. The registers of members of each of the Company Entities is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Company Entities.

Section 3.24 Foreign Corrupt Practices Act. None of the Company Entities nor, to the Company’s knowledge, any of their respective Affiliates, directors, officers, employees, nor any agents, distributors, resellers, or other third parties acting for or on behalf of any of the foregoing, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Company Entities to obtain or retain business for, or direct business to, any of the Company Entities. None of the Company Entities nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Company Entities with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Company Entities has sought to maintain accurate financial records and a system of internal control sufficient to provide reasonable assurance over management’s control, authority and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the Company Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Company Entities, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Company Entities, and no Action by or before any Governmental Authority involving any of the Company Entities with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the Company Entities nor, to the knowledge of the Company, any of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia and Syria). For the past five years, to the Company’s knowledge, none of the Company Entities has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27 Takeover Statutes and Stockholder Rights Plans. The Company Board has taken all actions necessary so that any restrictions on a “business combination” contained under any foreign Laws will be inapplicable to the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Company Entities in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Company Entities is subject, party or otherwise bound.

Section 3.28 Board Approval. Seller Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of Seller, (c) approved the terms of this Agreement and the Ancillary Agreements (and the performance by Seller of its obligations hereunder and thereunder) and the execution thereof.

Section 3.29 Vendors and Customers.

(a) Section 3.29(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate dollar value of the Company Entities’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2024 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company Entities that it will or, to the knowledge of the Company Entities, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the other Company Entities (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute against the Company Entities or their respective businesses.

(c) Section 3.29(c) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers based on the aggregate dollar value of the Company Entities’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2024 (the “Top Customers”).

(d) Except as set forth on Section 3.29(d) of the Seller Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company Entities that it will or, to the knowledge of the Company Entities, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its customer agreement or its existing business with the Company Entities (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company Entities, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute of its customer agreement nor against the Company Entities or their respective businesses.

Section 3.30 No Additional Representations or Warranties. Seller acknowledges that, except as provided in Article IV or in the case of intentional fraud, neither Acquiror nor Sponsor, nor any of their respective Affiliates, nor any of its equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Seller, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, Acquiror hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Company Entities or its or their respective Representatives, with respect to Acquiror and Sponsor, or any of their respective Affiliates, equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Seller, its Affiliates or any of their respective Representatives by, or on behalf of, Acquiror and Sponsor, or any of their respective Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “data rooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither Acquiror nor any other Person on behalf of Acquiror has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Seller, the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acquiror (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Acquiror (including the Company after the Closing), whether or not included in any management presentation or in any other information made available to Seller, the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. Seller acknowledges that Seller and its Representatives have been provided with full and complete access to the Representatives, books and records of Acquiror and other information that they have requested in connection with their investigation of Acquiror and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, Seller is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.12, no representation or warranty is made as to the accounting treatment of Acquiror’s issued and outstanding warrants, if any, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller the following, except as set forth in (a) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (b) the disclosure letter to be delivered to Seller by Acquiror subsequent to the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (b), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Acquiror Disclosure Letter in accordance with Section 11.9).

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. As of the date of this Agreement, Acquiror has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 50,000,000 shares of Acquiror Common Stock, 1,967,000 of which are issued and outstanding as of June 30, 2024 (excluding 6,900,000 shares of Acquiror Common Stock subject to Acquiror Share Redemption), and (ii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) There are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. Acquiror is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror. Acquiror does not own any equity interests in any person.

(f) Other than rights to exercise the Acquiror Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization. All corporate action on the part of Acquiror necessary for the (a) authorization, execution and delivery by Acquiror of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, and (ii) the receipt of the Regulatory Approvals. This Agreement and each Ancillary Agreement to which it is or will be a party assuming due authorization, execution and delivery by each other party thereto constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (y) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has in place disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to reasonably ensure that material information relating to Acquiror (including any fraud that involves management or other employees who have a significant role in the internal control over financial reporting of the Acquiror) is made known to the management of Acquiror and are effective in recording, processing, summarizing and reporting financial data. Acquiror has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of Acquiror, neither Acquiror nor, to the knowledge of Acquiror, any Representative of Acquiror has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror with respect to the Acquiror Financial Statements, the internal accounting controls of Acquiror, or Acquiror’s internal control over financial reporting, including any written complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. To the knowledge of Acquiror, since the formation of Acquiror, no attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of its Representatives to the Acquiror Board or any committee thereof, or to any director or officer of Acquiror.

(d) Acquiror has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP, applied and in accordance with past practice, other than (a) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (c) Acquiror Transaction Expenses, (d) obligations incurred by Acquiror’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (e) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. Acquiror is not in material violation of any term of its Governing Documents. Acquiror is not in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution, delivery and the performance by Acquiror of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Acquiror Stockholders’ Approval, and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes.

(a) Since the date of the most recent Acquiror Financial Statements there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect.

(b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, Acquiror has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

Section 4.7 Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to Acquiror’s knowledge, currently threatened, against Acquiror or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of Acquiror to enter into this Agreement or any Ancillary Agreement, or the right of Acquiror to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to Acquiror, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) Acquiror is not a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by Acquiror currently pending or that Acquiror currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Acquiror is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (b) the Regulatory Approvals, (c) compliance with and any necessary filings under the HSR Act and (d) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders. Except as set forth in Section 4.9 of the Acquiror Disclosure Letter, Acquiror has not incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, and Ancillary Agreement, or the Transactions.

Section 4.10 Tax. Acquiror has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Acquiror has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Acquiror has withheld or collected from each payment made to or received from its employees, Contract Workers, shareholders, customers or other parties all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Company Entities.

Section 4.11 Takeover Statutes and Charter Provisions. Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL, or any similar restrictions under any foreign Laws, will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror is subject, party or otherwise bound.

Section 4.12 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13 Trust Account. As of the date of this Agreement, Acquiror has $69,000,000 (plus accrued interest) in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 27, 2023 between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Closing Date) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Closing Date) pursuant to the Acquiror Governing Documents, or (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened, with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror Governing Documents to extend Acquiror’s deadline to consummate the Business Combination), and excluding claims that an Acquiror Stockholder may make against Acquiror’s assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.14 Investment Company Act; Emerging Growth Company Status. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

Section 4.15 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the Acquiror SEC Filings, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf, Acquiror has no unsatisfied liability with respect to any employee. Acquiror does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Acquiror being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.16 Nasdaq Listing. As of the date of this Agreement, the Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “IROHU” Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened, against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, or terminate the listing of the Acquiror Common Stock on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.17 Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders,(c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposal.

Section 4.18 No Additional Representations or Warranties. Acquiror acknowledges that, except as provided in Article III or in the case of intentional fraud, neither Seller, its Subsidiaries, nor any of their Affiliates, nor any of their respective equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and except as provided in Article III or in the case of intentional fraud, Seller hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to Acquiror or any of its Affiliates or their respective Representatives with respect to any of the Company Entities, their respective equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Acquiror, its Affiliates or any of their respective Representatives by, or on behalf of, any of the Company Entities, whether orally or in writing, in any confidential information memoranda, any actual or virtual “data rooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither Seller nor any other Person on behalf of Seller has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Company Entities, whether or not included in any management presentation or in any other information made available to Acquiror, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. Acquiror acknowledges that Acquiror and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company Entities and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates, or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V

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ARTICLE VI

COVENANTS OF SELLER

Section 6.1 [Intentionally Left Blank]

Section 6.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Company Entities is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.2 of the Seller Disclosure Letter, (v) for the incurrence of Seller Transaction Expenses or (vi) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Seller shall cause the Company and the other Company Entities to operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.2 of the Seller Disclosure Letter, (D) for the incurrence of Seller Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures or (F) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld), Seller shall undertake to ensure that the Company and the other Company Entities do not:

(a) change or amend the Governing Documents of any Company Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any Company Entity or make any other distributions in respect of any of the Company Entities’ shares, capital stock or equity interests, except dividends and distributions by a wholly owned Subsidiary of a Company Entity to such Company Entity or another wholly owned Subsidiary of such Company Entity;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Entities’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of a Company Entity that remains a wholly owned Subsidiary of such Company Entity after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, outstanding shares of capital stock, membership interests or other equity interests of any Company Entity, except for transactions between a Company Entity and any wholly owned Subsidiary of such Company Entity;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company Entities, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Company Entities;

(f) acquire any ownership interest in any real property except in the Ordinary Course;

(g)  acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)  (i) make, change or revoke any material election in respect of Taxes, except to comply with GAAP, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (ii) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)  as applicable, (A) issue any additional interests of any Company Entity interests or securities exercisable for or convertible into Company Entity interests, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Company Entity;

(j)  adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Company Entity;

(k)  waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(l)  enter into, adopt or amend in any material respect any collective bargaining agreements or similar Contracts or arrangements with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Company Entity;

(m)  enter into or amend in any material respect any Contracts or arrangements with officers of any Company Entity, including with respect to wages, salary, bonus, incentive, profit-sharing or other compensation payable;

(n)  hire, engage or terminate, or offer to hire or engage, any employees, officers, directors or Contract Workers with annual base compensation in excess of $200,000;

(o)  establish, adopt, amend in any material respect or terminate any Company Benefit Plan (except as required by applicable Law), or grant or increase any material bonus, severance, retention or termination payments;

(p)  incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $1,500,000 in the aggregate;

(q)  enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Company Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii) or (viii) of the Seller Disclosure Letter;

(r)  limit the right of any Company Entity to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(s)  enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

During the Interim Period, Seller shall cause the Company and its Subsidiaries to comply (1) in all material respects with, and continue performing under, as applicable, such Company Entity’s Governing Documents, and all other Material Contracts to which any of the Company Entities may be a party, and (2) with all applicable Sanctions. If, during the Interim Period, a Company Entity (A) receives written notice of any actual, alleged or potential violation of any Sanctions, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions, it shall provide written notice to the Acquiror within one Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.3 Post-Closing Directors and Officers of Company Entities. Subject to the terms of the applicable Governing Documents, Seller shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)  the board of each Company Entity shall consist of directors designated in writing by Acquiror and that complies with applicable Law, each such director to hold office in accordance with the applicable Governing Documents; and

(b)  the officers of each Company Entity holding such positions shall be Persons appointed by Acquiror, each such officer to hold office in accordance with the applicable Governing Documents.

Section 6.4 D&O Indemnification and Insurance.

(a) From and after the Closing, Acquiror shall indemnify and hold harmless each present and former director and officer of the Company Entities and Acquiror (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company Entities and Acquiror, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters alleged to be or actually existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company Entities or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, indemnification agreements, or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred, to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the other Company Entities to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification (including provisions relating to expense advancement) of the Company Entities’ or Acquiror’s former and current officers, directors, employees, and agents that are no less favorable to those Persons with regard to their rights hereunder than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Company Entities or Acquiror, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)  Prior to and effective as of Closing, Acquiror shall purchase and maintain, following consultation with, and subject to the approval of, and at the expense of, Seller, a prepaid noncancellable six-year “tail” for each current policy of directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the Closing. The Company Entities and Acquiror, respectively, shall maintain such policies in effect, fulfill all conditions (including without limitation relating to notice of claims thereunder), and honor all obligations thereunder.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, on the Company Entities, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that any of the Company Entities, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company Entities and Acquiror, respectively, shall ensure that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of any of the Company Entities or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d)  The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company Entities, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 No Trading in Acquiror Stock. Seller acknowledges and agrees that it and each Company Entity is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Seller hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.6 Anti-Takeover Matters. Seller shall ensure that the Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Company Entity would be or become subject, party or otherwise bound.

Section 6.7 Financials.

(a)  As soon as reasonably practicable, but in no case later than 30 days following the date of this Agreement, Seller shall deliver, or cause the Company to deliver, to Acquiror (i) the consolidated statement of financial position of the Company Entities as of December 31, 2022 and December 31, 2023, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the auditors’ report with respect to its audit of such financial statements (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Company Entities as of and for the three-month period ended March 31, 2024 (the “Q1 Financial Statements”) and for the six-month periods ended June 30, 2024 (the “Q2 Financial Statements”), each subject to normal and recurring year-end adjustments and the absence of footnotes.

(b)  As soon as reasonably practicable and to the extent required for the Registration Statement, Seller shall deliver, or cause the Company to deliver, to Acquiror the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Company Entities as of and for the three-month and nine-month periods ended September 30, 2024 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Section 6.8 Shareholder Support Agreement. In the event that Seller fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will be authorized and entitled to utilize the proxy granted to it under the Shareholder Support Agreement by Seller to act for Seller in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law, provided that no such action by the Company will be necessary if the failed action by Seller is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Section 6.9 Registration Statement – Company. Seller shall ensure that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus, or any current report of Acquiror on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement, the Proxy Statement/Prospectus or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy Statement/Prospectus, at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall ensure that all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any holder of Acquiror Capital Stock.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by Acquiror, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2 Acquiror Nasdaq Listing. From the date of this Agreement until the Closing, Acquiror shall use reasonable best efforts to ensure that the Acquiror Common Stock remain listed on Nasdaq.

Section 7.3 Acquiror Conduct of Business.

(a)  Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law or Governmental Authority, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the Acquiror Disclosure Letter, or (v) as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five Business Days of receipt of Acquiror’s written request for consent), during the Interim Period, Acquiror shall operate its business in the Ordinary Course and shall not:

(i)  (A) change, modify or amend the Trust Agreement or the Acquiror Governing Documents, or seek any approval from the Acquiror Stockholders to take any such action, except as contemplated by the Transaction Proposals, or (B) change, modify or amend its organizational documents;

(ii)  (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of Acquiror Common Stock (prior to the Closing Date) made as part of the Acquiror Share Redemptions;

(iii)  merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv)  (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(v)  enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of Acquiror, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror, or (B) with any Acquiror Stockholder except as permitted or contemplated by this Agreement;

(vi)  incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell, or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (A) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (B) debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii)  (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(viii)  (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(ix)  waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(x)  (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director or (D) materially amend any existing agreement with any current or former officer or director;

(xi)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xii)  liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(xiii)  split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Acquiror Capital Stock or equity interests;

(xiv)  purchase, repurchase, redeem (except for the exercise of the Acquiror Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Acquiror; or

(xv)  enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3(a).

(b)  During the Interim Period, Acquiror shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4 Acquiror Public Filings. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Acquiror will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Acquiror with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Acquiror shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that Acquiror will have the final approval.

Section 7.5 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing

(a)  the Acquiror Board shall consist of no less than five directors, two of whom may be designated in writing by Sponsor, and a majority of whom must qualify as an “independent director” under stock exchange regulations applicable to Acquiror, and that shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Acquiror Governing Documents; and

(b)  the Persons holding such positions as set forth on Section 6.3(b) of the Seller Disclosure Letter shall be officers of Acquiror and each such officer to hold office in accordance with the Acquiror Governing Documents.

Section 7.6 Registration Statement. Acquiror shall ensure that the information it supplies for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, or any current report of Acquiror on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy Statement/Prospectus, at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of Seller or any Company Entity or any Company Shareholder.

ARTICLE VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a)  Each of Seller and Acquiror shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority in connection with and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 8.1 of the Seller Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of Seller and Acquiror shall take such action as may be required to cause the expiration or termination of any waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of Acquiror to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror).

(b)  With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of Seller and Acquiror shall: (i) promptly (and, in the case of the initial filing required under the HSR Act, within 20 Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals and to provide all information reasonably required of such party in connection therewith; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, Seller shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to Seller, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither Seller nor Acquiror shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, Seller agrees to provide Acquiror and its counsel, and Acquiror agrees to provide to Seller and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions; provided, further, that no party shall be required to provide information pursuant to this Section 8.1(b) to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)  Seller shall be responsible for and pay the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by a Company Entity.

Section 8.2 Preparation of Registration Statement; Acquiror Stockholder Meeting and Approvals.

(a) Registration Statement.

(i)  As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable), and shall file with the SEC, an applicable registration statement (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the Proxy Statement/Prospectus) in connection with the registration under the Securities Act of the offer and sale of the Acquiror Common Stock to be issued to Seller and all of the Acquiror Stockholders pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from Acquiror Stockholders in connection with the Acquiror Stockholders Meeting. Seller and Acquiror shall furnish all information concerning such party as may be reasonably necessary in connection with such actions and the preparation of the Registration Statement. Each such party shall use their commercially reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement. Each of Seller and Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and Seller and Acquiror shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or Acquiror (in the case of Acquiror) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, Acquiror shall mail (or cause to be mailed) the Proxy Statement/Prospectus to the Acquiror Stockholders. Each of Acquiror and Seller shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with Registration Statement (including the Proxy Statement/Prospectus), a current report of Acquiror on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, Seller, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, Seller, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and/or the Proxy Statement/Prospectus, and other related fees. Acquiror shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, Acquiror Governing Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholder Meeting, and the Acquiror Share Redemption.

(ii)  Any filing of, or amendment or supplement to, the Registration Statement will be mutually prepared and agreed upon by Acquiror and Seller. Seller will advise Acquiror, and Acquiror will advise Seller, as applicable, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Acquiror Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. Acquiror and Seller shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendments filed in response thereto.

(iii)  If, at any time prior to the Closing, any event or circumstance relating to Acquiror or its officers or directors is discovered by Acquiror that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, and/or a current report of Acquiror on Form 8-K, Acquiror shall promptly inform Seller. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of the other Company Entities , or any of their respective Subsidiaries or their respective officers or directors is discovered by Seller or the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, or a current report of Acquiror on Form 8-K, Seller shall promptly inform Acquiror. Thereafter, Acquiror and Seller shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the Acquiror Stockholders (in the case of the Registration Statement and/or the Proxy Statement/Prospectus).

(b)  Acquiror Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Acquiror shall establish a record date for, and as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Acquiror shall duly call, give notice of, and convene and hold a meeting of the Acquiror Stockholders (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) (and in any event, the Acquiror Stockholder Meeting shall be held not more than 30 days after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders) for the purpose of voting on the approval and adoption of (A) this Agreement and the Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by Acquiror and Seller to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the Acquiror Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”) and obtaining the Acquiror Stockholders’ Approval, providing Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and Seller. Acquiror will use its reasonable best efforts to (1) solicit from its stockholders proxies in favor of the adoption and approval of the Transaction Proposals, including the Acquiror Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and Acquiror Stockholders’ Approval and (2) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror Charter; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (y) shall consult with Seller regarding the record date and the date of the Acquiror Stockholder Meeting and (z) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, however, that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement and/or the Proxy Statement/Prospectus that Acquiror reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (ii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (iii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain Acquiror Stockholder Approval, or (iv) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, Acquiror reasonably believes that the conditions set forth in Section 9.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of Seller so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the Acquiror’s obligations under Law, Acquiror shall provide Seller with (I) reasonable updates with respect to the tabulated vote counts received by Acquiror, and (II) the right to review and discuss all material communication sent to Acquiror Stockholders with respect to the Acquiror Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy Statement/Prospectus shall include a statement to the effect that Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (a “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any Event that was not known to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement) that becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement/Prospectus with the SEC (which Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and /or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

Section 8.3 Support of Transaction. (i) Seller shall, and shall cause the Company Entities to, and (ii) Acquiror shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Company Entity and Acquiror, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Company Entity, Acquiror or any of their respective Affiliates to (1) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (2) seek to have any stay or other Governmental Order vacated or reversed, (3) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company Entities, (4) take or commit to take actions that limit the freedom of action of any of the Company Entities or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company Entities or Acquiror or (5) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4 [Intentionally Left Blank]

Section 8.5 Stockholder Litigation. Seller shall promptly advise Acquiror, and Acquiror shall promptly advise Seller, as the case may be, of any Action commenced (or to the knowledge of Seller or the knowledge of Acquiror, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Person, including Acquiror Stockholder relating to this Agreement or the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Seller shall give Acquiror the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against Seller or any Company Entity, any of their respective Subsidiaries or any of its directors, and no such settlement shall be agreed to without the Acquiror’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Acquiror shall give Seller the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Acquiror, any of its respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of Seller and Acquiror shall not, and shall cause its Affiliates and Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning Seller, any Company Entity and Acquiror or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Company Entity or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of Seller and Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7 Ongoing Due Diligence; Access to Information. During the Interim Period, to the extent permitted by applicable Law, each of Seller and Acquiror shall, and shall cause each of its Subsidiaries (including the Company Entities with respect to Seller) to, (a) allow the other party and its Representatives to continue to conduct due diligence investigations and examinations of the Company Entities (on the part of Acquiror) or Acquiror (on the part of Seller), as the case may be; (b) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (d) cooperate with the other party and its Representatives regarding all other due diligence matters, including document requests. All information obtained by Seller, Acquiror, and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither Seller nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection afforded under the attorney-client privilege or the attorney work product doctrine, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by Acquiror of the following conditions:

(a)  the Acquiror Stockholders’ Approval has been obtained;

(b)  all Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)  the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)  Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Common Stock, and the outstanding Acquiror Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e)  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; and

(f)  each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(g)  each of the covenants of Seller to be performed as of or prior to the Closing shall have been performed in all material respects;

(h)  there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(i)  all approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Seller Disclosure Letter shall have been obtained;

(j)  Seller shall have executed the Shareholder Support Agreement;

(k)  Seller shall have executed the Lock-Up Agreement; and

(l)  Acquiror shall have completed and is reasonably satisfied with its due diligence review of the Company.

Section 9.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, of the following additional conditions:

(a)  each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect;

(b)  each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)  there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 9.3 Frustration of Conditions. Neither Seller nor Acquiror may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Seller and Acquiror;

(b)  by written notice from Seller or Acquiror to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Seller to Acquiror within 10 Business Day after there has been an Acquiror Modification in Recommendation;

(d)  by written notice from Seller or Acquiror to the other if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(e)  by written notice from Acquiror to Seller if (i) to the extent required in accordance with Section 6.7(a), the Company Audited Financial Statements, Q1 Financial Statements or Q2 Financial Statements shall not have been delivered to Acquiror by Seller or the Company in accordance with Section 6.7(a) within 30 days of the date of this Agreement, or (ii) to the extent required in accordance with Section 6.7(b), the Q3 Financial Statements shall not have been delivered to Acquiror by Seller or the Company in accordance with Section 6.7(b) on or before December 31, 2024;

(f)  prior to the Closing, by written notice to Seller from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Seller of notice from Acquiror of such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, or (ii) the Closing has not occurred on or before September 1, 2025 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(g)  prior to the Closing, by written notice to Acquiror from Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Acquiror of notice from Seller of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Seller is in material breach hereof.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders or other Representatives, other than liability of Seller or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Seller acknowledges that, as described in the final prospectus of Acquiror, dated and filed with the SEC on November 3, 2021 (File No: 333- 258773) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). Seller understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction that constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within 18 months after the closing of the IPO (as such date may be extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and Seller or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that Seller or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Seller acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against Seller and each of its Affiliates under applicable Law. To the extent that Seller or any of its Affiliates commences any Action based upon, in connection with, relating to, or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Seller hereby acknowledges and agrees that Seller’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Seller or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit Seller’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that Seller may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email during normal business hours at the location of the recipient and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror, to:

Iron Horse Acquisitions Corp.
P.O. Box 2506
Toluca Lake, CA 91610
Email: _________________
Attention: Jose A. Bengochea

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, New Jersey 08830
Email: _________________
Attention: Joseph M. Lucosky

(b)	If to Seller, to:

Rosey Sea Holdings Limited
Flat C, 45/F, Tower 2, LP6
1 Lohan Park Road
Tseung Kwan O, Hong Kong

Email: _________________
Attention: Zhenjun Jiang

with a copy (which shall not constitute notice) to:

ITKG Law LLC
103 Carnegie Center, Suite 300
Princeton, NJ 08540-6235

Email: _________________
Attention: Laura Hemmann

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equity holder, any current or former director, manager, officer, employee, or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, Seller, or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement, or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Seller Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third- party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers, and accountants provided that, and notwithstanding anything to the contrary contained herein, during the term of this Agreement: (a) Seller shall pay or cause to be paid, (i) the Seller Transaction Expenses and (ii) the Acquiror Transaction Expenses, in each case as incurred from time to time and as such expenses become due and payable, (b) with respect to Acquiror Transaction Expenses paid by Seller under this Section 11.6, Acquiror shall reimburse Seller for such Acquiror Transaction Expenses paid by Seller with a promissory note in form and substance as may be mutually agreed upon by Seller and Acquiror (“Acquiror Promissory Note”), which promissory note shall be issued by Acquiror to Seller from time to time, and (c) if the Closing shall occur, the parties agree that the full amount of the Acquiror Transaction Expenses, whether or not paid by Seller, shall be borne by Seller without reimbursement or offset from Acquiror and in such event the Acquiror Promissory Note shall be cancelled and nullified with no further force and effect.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9 Seller and Acquiror Disclosure Letters. Seller Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Seller Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. This Agreement (together with the Seller Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated August 9, 2024, as amended). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a)  All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and Seller, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent that any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent Acquiror or Seller and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b)  The restriction in Section 11.12(a) shall not apply to the extent that the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a)  Any Action based upon, arising out of, or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)  Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally, and voluntarily waives any right that such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a)  Solely with respect to Seller and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Seller or Acquiror as named parties hereto; and

(b)  Except to the extent that a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, or other Representative of Seller (each, a “Seller Non-Recourse Party”) or of Acquiror (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Non-Survival of Representations, Warranties, and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a)  Acquiror and Seller hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror and/or Sponsor, on the one hand, and Seller on the other hand, any legal counsel (including Lucosky Brookman LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and Acquiror or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Seller or Acquiror following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Seller prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of Seller following the Closing.

(b)  Seller further agrees, on behalf of itself, and after the Closing, on behalf of Acquiror and the Company Entities, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor, and shall not pass to or be claimed by Acquiror, Seller or the Company Entities after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror, Seller or the Company Entities after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)  Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, Seller or the Company Entities, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror, Seller or the Company Entities is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Seller shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and Acquiror, Seller and the Company Entities agree to use all commercially reasonable efforts to assist therewith.

(d)  To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror, Seller or any Company Entities after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. Seller agrees on behalf of itself and Acquiror, and the Company Entities after the Closing (i) to the extent that Acquiror or, after the Closing, Seller or the Company Entities receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither Acquiror, Seller nor the Company Entities after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications, or other information, or by seeking to have Acquiror, Seller or any Company Entity waive the attorney-client or other privilege or by otherwise asserting that Acquiror, Seller or the Company Entities after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)  Each of the parties hereto acknowledges and agrees that Sichenzia Ross Ference Carmel LLP (“Prior Seller Counsel”) has acted as counsel to Seller in various matters involving a range of issues and as counsel to Seller in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Seller Counsel’s prior representation of Seller and (ii) Prior Seller Counsel’s representation of any member of the Company Entities (collectively, the “Company Advised Parties”) prior to and after the Closing.

(f)  Acquiror further agrees that all communications in any form or format whatsoever between or among any of Prior Seller Counsel, Seller, any of the Company Entities, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Seller on behalf of the Company Entities and shall not pass to or be claimed by Acquiror. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller, and shall not pass to or be claimed by Acquiror; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(g)  Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company Entities, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror, or the Company Entities may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the Company Entities may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Seller. In the event that Acquiror or the Company Entities is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Seller in writing (including by making specific reference to this Section 11.8) so that Seller can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(h)  To the extent that files or other materials maintained by Prior Seller Counsel constitute property of its clients, only Seller shall hold such property rights and Prior Seller Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Seller Counsel, on the one hand, and the Company Entities after the Closing on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(i)  Acquiror agrees (i) to the extent that Acquiror receives or takes physical possession of any Company Deal Communications that (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) Acquiror shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney- client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications, or other information or by seeking to have Company Advised Parties waive the attorney-client or other privilege or by otherwise asserting that Acquiror has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Seller Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

Acquiror:

Iron Horse Acquisitions Corp.

/s/ Jose A. BENGOCHEA
By:	Jose A. BENGOCHEA
Its:	CEO

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

Seller:

Rosey Sea Holdings Limited

/s/ Zhenjun JIANG
By:	Zhenjun JIANG
Its:	Director

[Signature Page to Business Combination Agreement]

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